                                                                 Exhibit  99.1
             Index to Supplemental Consolidated Financial Statements
                      For the Year Ended December 31, 2000


   Independent Auditors' Report--Deloitte & Touche LLP.........   F-2
   Independent Auditors' Report--KPMG LLP......................   F-3
   Supplemental Consolidated Balance Sheets
     as of December 31, 2000 and 1999..........................   F-4
   Supplemental Consolidated Statements of Operations
     for the years ended December 31, 2000, 1999 and 1998......   F-5
   Supplemental Consolidated Statements of Stockholders' Equity
     for the years ended December 31, 2000, 1999 and 1998......   F-6
   Supplemental Consolidated Statements of Cash Flows
     for the years ended December 31, 2000, 1999 and 1998......   F-7
   Notes to Supplemental Consolidated Financial Statements.....   F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Lightbridge, Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of Lightbridge, Inc. and its subsidiaries as of December 31, 2000 and 1999, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the acquisition of Corsair Communications, Inc. as of February 7, 2001, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. We did not audit the balance sheets of Corsair Communications, Inc. and its subsidiaries as of December 31, 2000 and 1999, or the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000, which statements reflect assets of 47% and 50% of consolidated total assets at December 31, 2000 and 1999, respectively, and 35%, 42% and 51% of total consolidated revenues for the years ended December 31, 2000, 1999 and 1998, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, in so far as it relates to the amounts included for Corsair Communications, Inc. for 2000, 1999, and 1998, is based solely on the report of such other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not cover the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, based on our audits and the report of other auditors, such supplemental consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
May 1, 2001

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Corsair Communications, Inc.:

We have audited the consolidated balance sheets of Corsair Communications, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of Corsair's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 8 to the consolidated financial statements, all of the outstanding common stock of Corsair Communications, Inc. was acquired on February 7, 2001 by Lightbridge, Inc., a publicly traded company.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corsair Communications, Inc. as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                      /s/ KPMG LLP

January 24, 2001, except as to note 8,
  which is as of February 7, 2001

                       LIGHTBRIDGE, INC. AND SUBSIDIARIES
                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
            (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                                DECEMBER 31,
                                                                                           2000              1999
                                                                                 -----------------------------------
                                     ASSETS
Current assets:
  Cash and cash equivalents....................................................            $45,569          $49,164
  Short-term investments.......................................................             53,174           39,263
  Accounts receivable, net.....................................................             42,112           28,334
  Inventories, net.............................................................              2,243            4,346
  Deferred tax assets, net.....................................................              2,427              843
  Other current assets.........................................................              5,253            2,602
  Current portion-notes receivable.............................................                625              385
                                                                                 -----------------------------------
  Total current assets.........................................................            151,403          124,937
Property and equipment, net....................................................             28,722           20,825
Notes receivable, net of current portion.......................................                886            1,325
Deferred tax assets, net.......................................................              3,840            2,901
Other assets, net..............................................................              2,829            2,552
                                                                                 -----------------------------------
Total assets                                                                              $187,680         $152,540
                                                                                 ===================================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

  Accounts payable.............................................................            $14,400           $9,665
  Accrued compensation.........................................................              8,221            6,215
  Other accrued liabilities....................................................              8,095           10,767
  Deferred revenues............................................................             11,015            8,977
  Short-term borrowings and current portion of subordinated
       notes payable...........................................................                ---            1,237
                                                                                 -----------------------------------
  Total current liabilities....................................................             41,731           36,861
   Notes payable, net of current portion.......................................                ---              861
   Other long-term liabilities.................................................                963              911
                                                                                 -----------------------------------
  Total liabilities............................................................             42,694           38,633

Commitments and contingencies (Note 9)
Stockholders' equity:
  Preferred stock; $0.01 par value, 5,000,000 shares authorized;
  no shares issued or outstanding at December 31, 2000 and 1999................              ---              ---
  Common stock, $.01 par value; 60,000,000 shares authorized;
  29,633,794 and 28,439,236 shares issued; at December 31, 2000 and 1999,
  respectively.................................................................                296              284
   Notes receivable from stockholders..........................................               (115)            (272)
  Additional paid-in capital...................................................            171,303          164,652
  Warrants.....................................................................                206              399
   Deferred compensation.......................................................                 (9)             (95)
  Accumulated deficit..........................................................            (12,064)         (42,576)
  Less treasury stock; 1,944,033 and 1,534,540 shares at cost at
  December 31, 2000 and 1999, respectively.....................................            (14,631)          (8,485)
                                                                                 -----------------------------------
Total stockholders' equity                                                                 144,986          113,907
                                                                                 -----------------------------------
Total liabilities and stockholders' equity                                                $187,680         $152,540
                                                                                 ===================================


            See notes to supplemental consolidated financial statements.

                       LIGHTBRIDGE, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                           YEARS ENDED DECEMBER 31,
                                                                     2000            1999            1998
                                                            ------------------------------------------------
Revenues:
  Transaction..............................................       $  94,719        $  63,341      $  41,683
  Software licensing.......................................          35,258           27,792         21,946
  Consulting and services..................................          39,544           32,829         30,851
  Hardware.................................................          17,123           31,961         34,089
                                                            ------------------------------------------------
      Total revenues.......................................         186,644          155,923        128,569
Cost of revenues:
  Transaction..............................................          49,397           30,259         23,301
  Software licensing.......................................           1,836            3,036          4,090
  Consulting and services..................................          18,028           16,771         15,127
  Hardware.................................................          12,471           17,124         17,151
                                                            ------------------------------------------------
      Total cost of revenues...............................          81,732           67,190         59,669
                                                            ------------------------------------------------
Gross profit...............................................         104,912           88,733         68,900
                                                            ------------------------------------------------
Operating expenses:
  Development costs........................................          29,256           23,971         27,885
  Sales and marketing......................................          22,159           20,903         23,632
  General and administrative...............................          17,955           17,483         16,991
  Amortization of goodwill and acquired workforce..........             502            1,342          2,982
  Reorganization costs.....................................              -               856             -
  Merger related costs.....................................              -                -           4,191
  Intangible asset impairment..............................              -                -           7,385
                                                            ------------------------------------------------
       Total operating expenses............................          69,872           64,555         83,066
                                                            ------------------------------------------------
Income (loss) from operations..............................          35,040           24,178        (14,166)
                                                            ------------------------------------------------
Other income (expense):
   Interest income.........................................           5,311            2,548          3,106
   Interest expense........................................             (54)            (130)          (242)
   Other non-operating income (expense)....................             189           (1,544)           278
                                                            ------------------------------------------------
       Total other income, net ............................           5,446              874          3,142
                                                            ------------------------------------------------
Income (loss) before provision for income taxes............          40,486           25,052        (11,024)
Provision for income taxes.................................           9,974            6,066          2,513
                                                            ------------------------------------------------
Income (loss) before extraordinary item....................          30,512           18,986        (13,537)
Loss on debt extinguishment, net...........................              -                -            (226)
                                                            ------------------------------------------------
Net income (loss)..........................................       $  30,512       $   18,986      $ (13,763)
                                                                  =========       ==========      =========
  Basic earnings (loss) per share (Note 13)................       $    1.12       $     0.71      $   (0.51)
                                                                  =========       ==========      =========
  Diluted earnings (loss) per share (Note 13)..............       $    1.04       $     0.66      $   (0.51)
                                                                  =========       ==========      =========


           See notes to supplemental consolidated financial statements.

                       LIGHTBRIDGE, INC. AND SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                                                                NOTE                  RETAINED
                                                               ADDITIONAL                    RECEIVABLE                EARNINGS
                                              COMMON             PAID-IN        DEFERRED        FROM                 (ACCUMULATED
                                              STOCK              CAPITAL      COMPENSATION   STOCKHOLDER   WARRANTS     DEFICIT)
                                      ---------------------------------------------------------------------------------------------
                                         SHARES      AMOUNT
Balance, January 1, 1998 ...........      26,983    $     270    $ 157,803      $  (648)     $  (511)      $  599      $ (47,709)

Issuance of common stock for cash ..          83            1          821                                     --             --
Exercise of common stock options ...         497            5          845                                     --             --
Exercise of common stock warrants ..          24           --
Issuance of common stock for an
  acquisition ......................           8           --
Repurchase of common stock .........          (7)                       (8)
Accretion attributable to
  subsidiary's preferred
  stock.............................                                    90                                                   (90)
Note receivable repayment ..........                                                              43
Amortization of deferred
  compensation......................                                                360
Tax benefit from disqualifying
  dispositions of incentive stock
  options and non-qualified stock
  options...........................          --           --          168           --           --           --             --
Net loss ...........................          --           --           --           --           --           --        (13,763)
                                         ------------------------------------------------------------------------------------------
Balance, December 31, 1998 .........      27,588          276      159,719         (288)        (468)         599        (61,562)
Issuance of common stock for cash ..          98            1          565                                     --             --

Exercise of common stock options ...         537            5        2,321           --           --           --             --
Exercise of common stock
  warrants .........................         216            2          618           --           --         (200)            --
Return of escrowed shares ..........          --           --           --           --           --           --             --
Note receivable repayment ..........          --           --          (16)                      196
Amortization of deferred
  compensation......................          --           --                       193           --           --             --
Deferred compensation related to CRM
  sale .............................          --           --          358           --           --           --             --
Purchase of Treasury stock .........          --           --           --           --           --           --             --
Tax benefit from disqualifying
  dispositions of incentive stock
  options and non-qualified stock
  options ..........................          --           --        1,087           --           --           --             --
Net income .........................          --           --           --           --                                   18,986
                                         ------------------------------------------------------------------------------------------
Balance, December 31, 1999 .........      28,439          284      164,652          (95)        (272)         399        (42,576)
Issuance of common stock for cash ..          81            1          771                                     --             --
Exercise of common stock options ...         613            6        2,441                                     --             --
Exercise of common stock
  warrants .........................         501            5        1,126                                   (193)            --
Note receivable repayment ..........                                    (4)                      157
Amortization of deferred
  compensation .....................                                                 86
Repurchase of common stock .........
Tax benefit from disqualifying
dispositions of Incentive stock
options ............................          --           --        2,317                                     --             --
Net income .........................          --           --           --                                     --         30,512
                                         ------------------------------------------------------------------------------------------
Balance, December 31, 2000 .........      29,634         $296     $171,303          $(9)       $(115)        $206       $(12,064)
                                         ------------------------------------------------------------------------------------------

                                                                   TOTAL
                                                                STOCKHOLDERS'
                                       TREASURY STOCK              EQUITY
                                      ---------------------------------------
                                       SHARES       AMOUNT
Balance, January 1, 1998 ...........      827     $ (1,625)       $ 108,179

Issuance of common stock for cash ..       --           --              822
Exercise of common stock options ...       --           --              850
Exercise of common stock warrants ..                                     --
Issuance of common stock for an
  acquisition ......................                                     --
Repurchase of common stock .........                                     (8)
Accretion attributable to
  subsidiary's preferred
  stock.............................                                     --
Note receivable repayment ..........                                     43
Amortization of deferred
  compensation......................                                    360
Tax benefit from disqualifying
  dispositions of incentive stock
  options and non-qualified stock
  options...........................       --           --              168
Net loss ...........................       --           --          (13,763)
                                      ---------------------------------------
Balance, December 31, 1998 .........      827       (1,625)          96,651
Issuance of common stock for cash ..       --           --              566

Exercise of common stock options ...       --           --            2,326
Exercise of common stock
  warrants .........................       --           --              420
Return of escrowed shares ..........       65       (1,119)          (1,119)
Note receivable repayment ..........                                    180
Amortization of deferred
  compensation......................       --                           193
Deferred compensation related to CRM
  sale .............................       --           --              358
Purchase of Treasury stock .........      643       (5,741)          (5,741)
Tax benefit from disqualifying
  dispositions of incentive stock
  options and non-qualified stock
  options ..........................       --           --            1,087
Net income .........................       --           --           18,986
                                      ---------------------------------------
Balance, December 31, 1999 .........    1,535       (8,485)         113,907
Issuance of common stock for cash ..       --           --              772
Exercise of common stock options ...       --           --            2,447
Exercise of common stock
  warrants .........................       --           --              938
Note receivable repayment ..........                                    153
Amortization of deferred
  compensation .....................                                     86
Repurchase of common stock .........      409       (6,146)          (6,146)
Tax benefit from disqualifying
dispositions of Incentive stock
options ............................       --           --            2,317
Net income .........................       --           --           30,512
                                      ---------------------------------------
Balance, December 31, 2000 .........    1,944     $(14,631)        $144,986
                                      ---------------------------------------

         See notes to supplemental consolidated financial statements.

                        LIGHTBRIDGE, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                              YEARS ENDED DECEMBER 31,
                                                                                 2000              1999                 1998
                                                                                 ----              ----                 ----
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net income (loss)...................................................     $ 30,512          $ 18,986           $  (13,763)
Adjustments to reconcile net income (loss) to net cash provided by (used
  in) operating activities:
   Deferred income taxes....................................................         (334)           (1,776)                (266)
   Depreciation and amortization............................................       13,154            12,948               15,200
   Extraordinary loss on extinguishment of debt.............................           --                --                  226
   Loss on disposal of Assets...............................................           --               499                   19
   Reorganization costs.....................................................           --               412                    -
   Merger-related costs.....................................................           --                --                4,191
   Asset impairment.........................................................           --                --                7,385
   Disqualifying dispositions...............................................        2,317             1,087                  168
Changes in assets and liabilities:
  Accounts receivable.......................................................      (13,778)            2,711              (14,143)
  Inventories...............................................................        2,103             3,917                   90
  Other assets..............................................................       (6,824)             (583)                 403
  Accounts payable and accrued liabilities..................................        4,069             7,712               (2,056)
  Other long-term liabilities...............................................           52               385                 (178)
  Deferred revenues.........................................................        2,038             1,549               (5,413)
                                                                             -------------------------------------------------------
           Net cash provided by operating activities........................       33,309            47,847               (8,137)
                                                                             -------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment......................................      (19,238)          (11,103)             (10,375)
   Capitalization of software development costs.............................           --                --                 (155)
   Purchase of short-term investments.......................................      (66,501)          (37,035)             (29,514)
   Proceeds from sales and maturities of short-term investments.............       52,590            32,699               39,862
                                                                             -------------------------------------------------------
          Net cash used in investing activities.............................      (33,149)          (15,439)                (182)
                                                                             -------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on notes payable................................................       (1,407)           (1,042)              (9,951)
   Payments under capital lease obligations.................................           --              (634)              (1,042)
   Proceeds from notes receivable...........................................          199               207                4,128
   Repurchases of common stock..............................................       (6,146)           (5,741)                   -
   Proceeds from issuance of common stock...................................        3,216             2,962                1,830
   Proceeds from notes receivable from stockholders.........................          157               196                   43
   Proceeds from exercise of warrants.......................................          226               175                    -
                                                                             -------------  -------------------  -------------------
           Net cash provided by (used in) financing activities..............       (3,755)           (3,877)              (4,992)
                                                                             -------------------------------------------------------
Net increase (decrease) in cash and cash equivalents........................       (3,595)           28,531              (13,311)
Cash and cash equivalents, beginning of year................................       49,164            20,633               33,944
                                                                             -------------------------------------------------------
Cash and cash equivalents, end of year......................................      $45,569           $49,164              $20,633
                                                                                  =======           =======              =======

           See notes to supplemental consolidated financial statements.

                        LIGHTBRIDGE, INC. AND SUBSIDIARIES
                    NOTES TO SUPPLEMENTAL CONSOLIDATED STATEMENTS
                      (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

1. BUSINESS AND RECENT ACQUISITIONS

         BUSINESS-Lightbridge, Inc. ("Lightbridge" or the "Company") was incorporated in June 1989 under the laws of the state of Delaware. Effective November 1, 1994, the Company changed its name to Lightbridge, Inc. The Company develops, markets and supports a network of integrated products and services that enable telecommunications carriers to improve their customer acquisition, retention and fraud prevention processes. The Company's PrePay billing system provides wireless telecommunications carriers with a software solution designed to integrate with the upcoming Wireless Intelligent Network standards. Its PhonePrint system provides such carriers with a system to reduce cloning fraud.

         MERGER WITH CORSAIR COMMUNICATIONS, INC.-On February 7, 2001 Lightbridge completed its merger with Corsair Communications, Inc. ("Corsair"). Corsair is a leading provider of system solutions for the global wireless industry. Under the terms of the amended and restated agreement and plan of reorganization dated as of November 8, 2000, Lightning Merger Corporation, a wholly owned subsidiary of Lightbridge, merged with and into Corsair and Corsair became a wholly owned subsidiary of Lightbridge. In connection with the merger, Lightbridge issued an aggregate of approximately 10,270,000 shares of its common stock to Corsair stockholders who received
0.5978 of a share of Lightbridge common stock in exchange for each share of Corsair common stock held.

         In addition, the Company assumed the obligation to issue, upon exercise of outstanding Corsair stock options, approximately 1,587,094 shares of common stock. Corsair stock options were assumed by the Company with no alteration to their original terms, other than adjustments to reflect the exchange ratio between the stocks of the Company and Corsair.

         The merger was accounted for as a pooling-of-interests and the Company recorded a charge of approximately $6,000 during the quarter ended March 31, 2001, reflecting the cost of professional services and fees associated with the merger and costs associated with the termination of four employees.

         Information regarding the separate revenue, income (loss) before extraordinary items, and net income of Lightbridge and Corsair prior to consummation of the Merger is as follows, for the years ended December 31:

                                                   2000              1999            1998
                                                   ----              ----            ----
REVENUES:
  Lightbridge...............................   $121,554            $ 89,716        $ 63,351
  Corsair...................................     65,090              66,207          65,218
                                               --------            --------        --------
    Total...................................   $186,644            $155,923        $128,569
                                               ========            ========        ========

INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS:
  Lightbridge...............................   $ 13,689            $ 10,145        $ (6,897)
  Corsair...................................     16,823               8,841          (6,640)
                                               --------            --------        --------
    Total...................................   $ 30,512            $ 18,986        $(13,537)
                                               ========            ========        ========

NET INCOME (LOSS):
  Lightbridge...............................   $ 13,689            $ 10,145        $ (6,897)
  Corsair...................................     16,823               8,841          (6,866)
                                               --------            --------        --------
    Total...................................   $ 30,512            $ 18,986        $(13,763)
                                               ========            ========        ========

         There were no adjustments required to conform the accounting policies and practices of the companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION-These supplemental consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The supplemental consolidated financial statements of the Company and its subsidiaries have been prepared to give retroactive effect to the acquisition of Corsair Communications, Inc. on February 7, 2001 (see Note 1) which has been accounted for as a pooling of interest (pooling). Generally accepted accounting principles proscribe giving effect to a merger or business combination accounted for as pooling in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however they will become the Company's historical consolidated financial statements after financial statements including the consummation are issued.

         SIGNIFICANT ESTIMATES-The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("generally accepted accounting principles") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at each reporting date and the amount of revenue and expense reported each period. These estimates include provisions for bad debts, certain accrued liabilities, recognition of revenue and expenses, and recoverability of deferred tax assets. Actual results could differ from these estimates.

         CASH AND CASH EQUIVALENTS AND SHORT TERM INVESTMENTS-Cash equivalents consist of instruments with remaining maturities of 90 days or less at the date of acquisition. Certain cash equivalents and all investments are classified as available-for-sale. The securities are carried at fair value, which approximates cost. To date, the fair value of the securities has not differed significantly from the cost basis of the securities.

         SHORT-TERM INVESTMENTS- Investments, all of which are debt securities maturing in one year or less and are classified as available-for-sale, consisted of the following at December 31:

                                                           2000             1999
                                                       -------------     ------------
         Corporate debt securities................          $53,174          $39,263
         Certificates of deposit..................               20              290
                                                       -------------     ------------
                                                            $53,194          $39,553
                                                       =============     ============

                          LIGHTBRIDGE AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

         As of December 31, 2000 and 1999, $20 and $290, respectively, of the Company's investments were classified as cash and cash equivalents in the accompanying supplemental consolidated balance sheets.

         The amortized cost of available-for-sale debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Realized gains and losses, and declines in value judged to be other than temporary on available-for-sale debt securities, if any, are included in interest income, net. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income, net.

         INVENTORIES -Inventories, including evaluation inventory, are stated at the lower of first-in, first-out cost, or market.

         PROPERTY AND EQUIPMENT-Property and equipment is recorded at cost. Equipment recorded under capital leases is stated at the lower of fair value or the present value of minimum lease payments at the inception of the lease. Depreciation is provided using the straight-line method over the estimated useful lives of three to seven years. Equipment recorded under capital leases is amortized over the shorter of the lease term or the estimated useful life of the asset. Leasehold improvements are amortized over the term of the lease or the lives of the assets, whichever is shorter.

         NOTES RECEIVABLE-In conjunction with a sale of assets in 1999, the Company received a secured promissory note receivable of $2,200. The note bears interest at the rate of 10% per annum, payable in equal monthly installments based upon a sixty month amortization schedule with a final payment of the remaining unpaid principal with all accrued interest due and payable in May 2003.

         OTHER ASSETS- Included in other assets are spare parts that are generally amortized on a straight-line basis over their useful lives, generally two years.

         REVENUE RECOGNITION AND CONCENTRATION OF CREDIT RISK-The Company generates revenue from the processing of qualification and activation transactions; granting of software licenses; services (including maintenance, installation and training); development and consulting contracts; and hardware sold in conjunction with certain software licenses. Revenues from processing of qualification and activation transactions for wireless telecommunications carriers are recognized in the period in which services are performed. Certain of the Company's software license agreements have typically provided for an initial license fee and annual maintenance based on a defined number of subscribers, as well as additional license and maintenance fees for net subscriber additions. The Company has entered into license agreements that provide for either a one-time license fee or a monthly license fee with no additional fees based on incremental subscriber growth.

                          LIGHTBRIDGE AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)


         The Company accounts for Software License revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP 97-2). "Software Revenue Recognition" and SOP 98-9 "Modification to SOP 97-2 With Respect to Certain Transactions".

         Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, and a fixed fee and collectibility has been determined; to the extent that obligations exist for other services, the Company allocates revenue between the license and the services based upon their relative fair value. Revenue from customer maintenance support agreements is deferred and recognized ratably over the term of the agreements. Revenue from consulting and training services is recognized as those services are rendered. Revenue from hardware sales is recognized upon shipment, unless testing, integration or implementation services are required, in which case hardware revenue is recognized upon commissioning and acceptance of the product. Revenue from hardware sold in conjunction with software licenses is deferred until the related license revenue is recognized.

         Staff Accounting Bulletin No. 101 ("SAB 101") was released on December 3, 1999 and provides the SEC staff's views in applying generally accepted accounting principles to selected revenue recognition issues. Lightbridge's revenue recognition practices are in compliance with SAB 101 and Lightbridge's adoption of SAB 101 has not had a material effect on its consolidated financial position or results of operations

         Substantially all of the Company's customers are providers of wireless telecommunications service and are generally granted credit without collateral. The Company's revenues vary throughout the year with the period of highest revenue generally occurring during the period October 1 through December 31. The allowance for doubtful accounts at December 31, 2000, 1999 and 1998 was approximately $2,524, $3,315 and $3,392, respectively. The Company recorded bad debt expense of $287, $2,103 and $3,485 and had write-offs, net of recoveries associated with accounts receivable of $1,077, $2,180 and $1,760 for the years ended December 31, 2000, 1999 and 1998, respectively.

         Customers exceeding 10% of the Company's revenues during the years ended December 31 are as follows:

                                                    PERCENT OF REVENUE
CUSTOMER                                          2000     1999    1998
                                                  ----     ----    ----
A..............................................    24%     18%       *
B..............................................    19      19        *
C..............................................    16      10        *
                                                 -------------------------
                                                   59%     47%
                                                 =========================

-----------
* For years in which a customer represented less than 10% of revenues, such customer's percent of revenue for that year is not presented.

                          LIGHTBRIDGE AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSAND EXCEPT SHARE DATA)

         EXPORT SALES-The Company had export sales to the following regions for the years ended December 31:

                                            2000            1999             1998
                                            ----            ----             ----
Latin America.......................      $32,175         $25,197           $5,124
Asia................................        2,233          11,868            7,447
Europe..............................          314             934            5,117
Russia..............................        1,337             551              355
Mexico..............................       16,921          13,071           10,560
Africa..............................            -               9                -
Australia...........................            -              13            1,065
Canada..............................        1,607             505              653
                                       -------------------------------------------
Total...............................      $54,587         $52,148          $30,321
                                       ===========================================

         ACQUIRED INTANGIBLE ASSETS-Acquired intangible assets, primarily related to the Coral Systems, Inc. ("Coral") acquisition, consist of acquired existing technology and workforce and are included with Other Assets in the accompanying consolidated balance sheet. These assets are being amortized on a straight-line basis over their estimated useful lives, ranging from five months to five years. Acquired intangible assets are recorded net of accumulated amortization of approximately $5,709 and $4,556 at December 31, 2000 and 1999, respectively.

         INCOME TAXES-The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of existing assets and liabilities. Deferred income tax assets are principally the result of net operating loss carryforwards, income tax credits and differences in depreciation and amortization and accrued expenses and reserves for financial purposes and income tax purposes, and are recognized to the extent realization of such benefits is more likely than not. (See Note 11.)

         DEVELOPMENT COSTS-Development costs, which consist of research and development of new products and services, are expensed as incurred, except for software development costs. Software development costs are capitalized after establishment of technological feasibility which the Company defines as the point that a "working model" of the software application has achieved all design specifications and is available for "beta testing."

         During the year ended December 31, 1998, the Company capitalized approximately $155 of software development costs associated with the development of three new products, including the costs of purchasing certain technology. Amortization is provided proportionately to anticipated revenues or over the specific release's estimated life, generally two years. The unamortized balance of capitalized software development costs was approximately $0 and $69 at December 31, 2000 and 1999, respectively. Accumulated amortization was approximately $2,414 and $2,346 at December 31, 2000 and 1999, respectively.

                          LIGHTBRIDGE AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSAND EXCEPT SHARE DATA)

         SUPPLEMENTAL CASH FLOW INFORMATION-

                                                                                                 YEARS ENDED DECEMBER 31,
                                                                                             2000            1999          1998
                                                                                             ----            ----          ----
Cash paid for interest............................................................                 $174           $435      $1,420
                                                                                       ============================================
Cash paid for income taxes........................................................              $10,892         $8,782      $1,006
                                                                                       ============================================
The Company entered into the following noncash transactions:

Accretion of subsidiary's preferred stock liquidation preference..................               $   --          $  --         $90
                                                                                       ============================================
Notes receivable in exchange for net assets sold..................................                $----         $2,238        $ --
                                                                                       ============================================
Reduction of goodwill due to return of shares from and settlement of Coral escrow
  arrangements....................................................................                $----         $1,119        $ --
                                                                                       ============================================
Application of note to exercise warrants (See Note 5).............................                 $691           $250        $ --
                                                                                       ============================================

         IMPAIRMENT OF LONG-LIVED ASSETS-The Company periodically assesses the recoverability of its long-lived assets by comparing the undiscounted cash flows expected to be generated by those assets to their carrying value. If the sum of the undiscounted cash flows is less than the carrying value of the assets, an impairment charge is recognized.

         In December 1998, the Company recorded $7,385 of expense related to impairment of certain intangible assets acquired in the Coral acquisition in 1997. In December 1998, the Company decided to abandon sales and development efforts related to the ChurnAlert product. As a result of this abandonment, unamortized amounts included in other acquired intangible assets associated with ChurnAlert, together with an allocation of remaining unamortized goodwill in the amount of $2,552, were charged to expense. Because of factors that indicated possible impairment of the remaining assets acquired from Coral, the Company then compared the remaining unamortized long-lived assets and goodwill to the undiscounted cash flows expected to be generated by the remaining Coral products and services. Since the undiscounted cash flows were less than the carrying value of the related assets, a goodwill impairment charge of $4,833 was recorded. In calculating the goodwill impairment charge, the fair value of the assets related to the remaining Coral products and services was determined using the present value of the cash flows to be generated by such products and services discounted using a 13% cost of capital.

         STOCK-BASED COMPENSATION-Compensation cost associated with the grant of options and other stock awards to employees is determined using the intrinsic value method. Compensation cost associated with the grant of options and other stock awards to non-employees is determined using the fair value method.

         COMPREHENSIVE INCOME-The Company currently has no items of comprehensive income other than net income (loss).

                          LIGHTBRIDGE AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSAND EXCEPT SHARE DATA)

         DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION-Based upon the way management and the Board of Directors monitor the operations, the Company operates in four distinct segments including the transaction business, the software license business, and the consulting and services business, and the hardware business. Within these four segments, performance is measured based on gross profit realized from each segment. Information about costs and expenses other than costs of revenues and assets and cash flows is not reported by segment. Information about revenues and cost of revenues of each segment is shown separately on the statement of operations. Amortization expense of acquired intangible assets related to the Coral acquisition recorded in software licensing cost of revenues for the years ended December 31, 2000, 1999 and 1998 was approximately $651, $621 and $1,566, respectively. There are no transactions between segments.

         RECENT ACCOUNTING PRONOUNCEMENTS-In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS No. 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in the implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. Lightbridge adopted SFAS 133 and the corresponding amendments under SFAS 138 on January 1, 2001. SFAS 133, as amended by SFAS 138, did not have a material impact on Lightbridge's consolidated results of operations, financial position or cash flows.

         RECLASSIFICATIONS-Certain reclassifications have been made to the 1999 and 1998 consolidated financial statements to conform with the 2000 presentation.

3. INVENTORY

Inventories consisted of the following at December 31:

                                                 2000                  1999
                                                 ----                  ----
                                          -------------------    ------------------
       Raw materials....................        $1,077                  $948
       Finished goods...................         1,166                 3,398
                                          -------------------    ------------------
       Total............................        $2,243                $4,346
                                          ===================    ==================

4. PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following at December 31:


                                                                      2000               1999
                                                                      ----               ----
Furniture and fixtures.................................              $3,569              $2,791
Machinery and equipment................................               1,832               1,729
Leasehold improvements.................................              10,829               8,130
Computer equipment.....................................              37,818              25,887
Computer software......................................              10,623               6,961
                                                          --------------------------------------
                                                                     64,671              45,498
Less accumulated depreciation and amortization.........             (35,949)            (24,673)
                                                          --------------------------------------
Property and equipment-net.............................             $28,722             $20,825
                                                          ======================================

                          LIGHTBRIDGE AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSAND EXCEPT SHARE DATA)

         The total amount of assets recorded under capital leases included in property and equipment is approximately $2,180 as of December 31, 2000 and 1999. Accumulated amortization thereon was $ 2,178 and $ 2,093 as of December 31, 2000 and 1999, respectively.

5. NOTES PAYABLE

         At December 31, 1999, the Company had 8% subordinated notes and a note payable to a financial institution totaling $691 and $1,407, respectively, that were paid off in 2000.

         8% SUBORDINATED NOTES-In August 1994, the Company issued $2,100 of subordinated notes to certain holders of the Company's common and mandatory redeemable preferred stock, with immediately exercisable warrants for the purchase of 525,000 shares of the Company's common stock. The warrants were exercisable through June 30, 2001 at a price of $2 per share. During the year ended December 31, 2000, the Company called the remaining outstanding balance of the subordinated notes in the amount of $691. Interest expense for the years ended December 31, 2000, 1999 and 1998 included accretion related to these notes of approximately $34, $44 and $44, respectively.

         NOTES PAYABLE- Notes payable consists of a note to a financial institution, with monthly payments of approximately $74 at an interest rate of 14.38% with a lump sum payment of approximately $260 due on June 1, 2001, collateralized by selected assets of the Company. During the year ended December 31, 2000 the Company paid the remaining balance outstanding of $1,407.

         In 1998, the Company incurred a loss on debt extinguishment of $226 associated with paying the principal and interest of $4.8 million of short-term and long-term notes payable. The loss was comprised of the amortization of the remaining loan fees associated with the debt issuance.

         LINE OF CREDIT-The Company has a $15,000 unsecured working capital line of credit with a bank. Borrowing availability on the working capital line is based upon the amount of qualifying accounts receivable. Advances under the line of credit bear interest at the bank's prime rate (9.5% at December 31, 2000). The working capital line of credit expires in August 2001.

         The working capital line of credit also provides for issuance of letters of credit of up to $1,250. Letters of credit reduce availability under the line. At December 31, 2000 and 1999, there were no borrowings outstanding under the working capital line of credit. At December 31, 2000, the Company had an outstanding letter of credit in the amount of $1,000 which expires in May 2002. Borrowing availability at December 31, 2000 was $14,000 for the working capital line of credit.

         The Company's agreements with the bank contain covenants that, among other things, prohibit the declaration of payments of dividends and require the Company to maintain certain financial ratios, principally related to tangible net worth and leverage.

6.  MERGER WITH SUBSCRIBER COMPUTING INC. ("SCI")

         On June 23, 1998, the Company issued approximately 3.9 million shares of its common stock in exchange for all of the outstanding shares of common stock of SCI, a provider of software systems to the paging, cellular and PCS industries. As a result of the merger, each outstanding share of SCI preferred stock was converted into shares of SCI common stock based on their respective liquidation preference. Concurrently, each share of SCI common stock was converted into shares of the Company's common stock, and SCI

                          LIGHTBRIDGE AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSAND EXCEPT SHARE DATA)

became a wholly owned subsidiary of the Company. In addition, the Company has reserved approximately 278,000 shares of its common stock for issuance upon the exercise of assumed SCI stock options and warrants. The merger was accounted for as a pooling of interests, and accordingly, the Company's consolidated financial statements include the financial position and results of SCI for all periods presented.

         In the second quarter of 1998, the Company recorded merger-related costs and expenses of $4,200. The one-time charges included $2,500 in transaction costs, $1,500 of termination benefits for approximately 20 employees, and redundant facility and other equipment costs associated with the merger of $145. As of December 31, 1999, all of the accrued merger-related costs had been paid.

7. REORGANIZATION COSTS

On February 3, 1999, the Company signed a letter of intent with True Position to develop a strategic relationship for the development, sales and marketing of a wireless location product. As a result of the decision to enter into this Strategic relationship, the Company discontinued development of a wireless location project, resulting in a charge of $856 consisting of $649 in accrued termination benefits for 13 employees and equipment write-downs of $207. The Company has paid the remainder of the accrued termination benefits. As of December 31, 2000, the Company had not developed a strategic relationship with True Position, and it is unclear whether the Company will be able to successfully develop a strategic relationship in the future.

8. LOSS ON SALE OF ASSETS

         On February 3, 1999, the Company sold substantially all of the assets relating to the Communication Resource Manager billing system and certain related products to Wireless Billing Systems ("WBS"), a California corporation, pursuant to the terms of an Asset Purchase Agreement.

         In conjunction with the sale, the Company received from WBS a secured promissory note receivable of $2,200, which was $2,200 less than the net book value of the net assets transferred to WBS, consisting of cash, accounts receivable, property and equipment, and deferred revenue. The note bears interest at the rate of 10% per annum, payable in equal monthly installments based upon a sixty month amortization schedule with a final payment of the remaining unpaid principal with all accrued interest due and payable in May, 2003. The Company recorded a loss on the sale of the net assets of approximately $2,200, for the difference between the consideration received and the net book value of the assets transferred.

9. COMMITMENTS AND CONTINGENCIES

         LEASES-The Company has noncancelable operating lease agreements for office space and certain equipment.

         Future minimum payments under operating leases consisted of the following at December 31, 2000:

                                                      OPERATING
                                                       LEASES
                                                  ------------------
2001...........................................              $5,299
2002...........................................               4,716
2003...........................................               3,972
2004...........................................               2,128
2005...........................................               1,060
Thereafter.....................................                   -
                                                  ------------------
Total minimum lease payments...................             $17,175
                                                  ==================

                          LIGHTBRIDGE AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSAND EXCEPT SHARE DATA)

         Rent expense for operating leases was approximately $4,677, $4,543 and $4,711 for the years ended December 31, 2000, 1999 and 1998, respectively.

         LITIGATION-On September 10, 1997, an action was brought against the Company and another defendant, United States Cellular Corp., in the Superior Court of New Jersey, Law Division, Mercer County by National Information Bureau Ltd. ("NIB"), a Delaware corporation based in New Jersey. In January 1998, NIB filed for Chapter 11 bankruptcy protection in Delaware, and requested that the New Jersey court stay the litigation pending a determination during the bankruptcy proceedings as to whether NIB would pursue the case. The bankruptcy proceeding was subsequently converted to a Chapter 7 case. The complaint asserts counts against the Company alleging misappropriation of trade secrets, interference with contractual relations, civil conspiracy and breach of contract. Three other counts of the complaint assert claims only against United States Cellular Corp. In the complaint, NIB seeks damages, attorneys' fees, costs and unspecified other relief. The complaint does not identify or specify the amount, if any, of damages NIB claims to have incurred as a result of any alleged conduct by the Company. The Company believes that the claims asserted against it by NIB are without merit. The Company intends to defend the action vigorously, and does not believe that this claim will have a material adverse effect on the Company's business, consolidated financial condition, results of operations or cash flows. In April 1998, the New Jersey Superior Court dismissed the above action and in August 2000, the Bankruptcy Court of Delaware issued an order allowing the bankruptcy trustee to abandon the property of the NIB bankruptcy estate, including litigation claims.

10. COMMON STOCK OPTION PLANS, WARRANTS, STOCKHOLDER RIGHTS PLAN

STOCK OPTION PLANS

         Both Lightbridge and Corsair maintained plans providing for the use of equity based incentive compensation for employees and non-employees. Lightbridge had three plans in place at December 31, 2000; the 1990 Incentive and Nonqualified Stock Option Plan (under which no further grants will be made), the 1996 Incentive and Nonqualified Stock Option Plan, and the 1998 Non-Statutory Stock Option Plan. Corsair had one plan in place at December 31, 2000; the 1997 Stock Incentive Plan and Restricted Stock Purchase Plan. Following the Merger described in Note 1, Lightbridge assumed the obligation to issue shares upon exercise of outstanding Corsair options.

         Under the terms of these plans, the Company could issue up to 8,516,667 options to acquire shares of common stock. The total number of shares available for grant as of December 31, 2000 was 3,459,729. Following the Merger, the Company's shareholders approved an amendment to the Company's 1996 Incentive and Non-Qualified Stock Option Plan to increase the number of shares of common stock that may be issued thereunder by 2,000,000 shares. Generally, the plans provide that any options granted must contain exercise prices equal to at least the fair market value of the underlying common stock on the date of grant; grants of non-qualified options under the Corsair plan allowed for grants of non-qualified options with exercise prices of no less than 85% of the fair market value of the underlying common stock on the date of grant. Options generally vest over four year periods and have terms of ten years.

         Corsair's plan provided for an automatic annual grant of 1,500 non-statutory options to non-employee directors of the Company. These options contain exercise prices equal to the fair market value of the stock on the date of grant, and generally vest monthly over a 12-month period following the grant.

         In July 1998, 843,100 options issued by Lightbridge were repriced to reflect a prolonged decline in the market price of the Company's common stock. The exercise price of the affected shares was reduced from approximately $12.44 per share to $7.63 per share, which represented the fair market value of Lightbridge stock on the day the repricing took place.

                          LIGHTBRIDGE AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSAND EXCEPT SHARE DATA)

         The following table presents activity under all stock option plans:

                                                      NUMBER        WEIGHTED-       WEIGHTED-
                                                        OF           AVERAGE         AVERAGE
                                                     OPTIONS         EXERCISE     FAIR VALUE OF
                                                     (000'S)          PRICE      OPTIONS GRANTED
Outstanding at January 1, 1998...............            2,754          $6.16
Granted......................................            3,297          10.21            $4.28
Exercised....................................             (489)          6.44
Forfeited(1).................................           (1,901)         14.69
                                                       -------
Outstanding at December 31, 1998.............            3,661           6.07
Granted......................................            1,194          11.21            $5.87
Exercised....................................             (537)          4.73
Forfeited....................................             (841)          7.27
                                                       -------
Outstanding at December 31, 1999.............            3,477           7.75

Granted......................................            1,630          20.24           $11.53
Exercised....................................             (612)          4.01
Forfeited....................................             (539)         12.06
                                                         -----
Outstanding at December 31, 2000.............            3,956         $12.88
                                                         =====

(1) Includes options cancelled and regranted in connection with the repricing described above.

         The number of options exercisable at the dates presented below and their weighted average exercise price were as follows:

                          LIGHTBRIDGE AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSAND EXCEPT SHARE DATA)

                                                               WEIGHTED-
                                                OPTIONS         AVERAGE
                                              EXERCISABLE       EXERCISE
                                                (000'S)          PRICE
December 31, 1998.......................         1,189           $3.97
December 31, 1999.......................         1,391           $5.11
December 31, 2000.......................         1,659           $8.20

         The fair value of options on their grant date was measured using the Black-Scholes Option Pricing Model. Key assumptions used to apply this pricing model are as follows:

                                                                                YEARS ENDED DECEMBER 31,
                                                                         2000               1999             1998
                                                                         ----               ----             ----
Risk-free interest rate.........................................      5.2%-6.7%          4.6%-6.2%         4.2%-5.6%
Expected life of options grants.................................      1-5 years          1-5 years         1-5 years
Expected volatility of underlying stock.........................         98%                94%               90%
Expected dividend payment rate, as a percentage of the stock
  price on the date of grant....................................          -                  -                 -

         It should be noted that the option pricing model used was designed to value readily tradable stock options with relatively short lives. The options granted to employees are not tradable and have contractual lives of up to ten years. However, management believes that the assumptions used to value the options and the model applied yield a reasonable estimate of the fair value of the grants made under the circumstances.

         The following table sets forth information regarding options outstanding at December 31, 2000:

                                                                            WEIGHTED          WEIGHTED
                                                                            AVERAGE            AVERAGE
                                             NUMBER        WEIGHTED        REMAINING          EXERCISE
   NUMBER OF                               CURRENTLY        AVERAGE       CONTRACTUAL         PRICE FOR
    OPTIONS            RANGE OF           EXERCISABLE      EXERCISE           LIFE            CURRENTLY
    (000'S)         EXERCISE PRICES         (000'S)          PRICE          (YEARS)          EXERCISABLE
       455            $0.09-$2.00               401          $0.78            3.69              $0.77
       476             3.44-6.79                272           5.78            6.15               5.91
       407             7.0-7.78                 191           7.57            8.14               7.55
       415             7.84-9.53                221           8.57            7.73               8.47
       697            9.75-12.13                332          11.35            8.48              11.79
       408            12.37-16.50               115          13.99            8.61              13.52
       645            16.69-22.58                49          20.57            9.01              18.67
       430            23.00-41.40                78          28.43            8.78              26.97
        15            41.82-42.95               ___          42.27            9.44                ___
         8              $42.97-                 ___         $42.97            9.53                ___
----------                              -----------
     3,956                                    1,659
==========                              ===========

                          LIGHTBRIDGE AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSAND EXCEPT SHARE DATA)

         The Company uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Had the Company used the fair value method to measure such compensation, reported net income
(loss) and basic and diluted earnings (loss) per share would have been as follows:

                                                   YEARS ENDED DECEMBER 31
                                                   -----------------------
                                           2000              1999             1998
                                           ----              ----             ----
Net income (loss)........................   $25,411          $16,277         ($19,643)
                                            =======          =======         =========
Basic earnings (loss) per share..........     $0.93            $0.61           $(0.74)
                                              =====            =====           =======
Diluted earnings (loss) per share........     $0.86            $0.56           $(0.74)
                                              =====            =====           =======

         STOCK PURCHASE PLANS-Both Lightbridge and Corsair maintained qualified employee stock purchase plans: the 1996 Employee Stock Purchase Plan in the case of Lightbridge, and the 1997 Employee Stock Purchase Plan in the case of Corsair. Under the provisions of the plans, qualifying employees were entitled to purchase up to 538,753 shares of stock at a discount from the lower of fair market value at the beginning or end of the purchase periods through payroll deduction. Following the Merger described in Note 1, the Corsair plan was terminated. At February 7, 2001, after the termination of the Corsair plan, 75,676 shares were available for purchase under the Lightbridge plan.

         COMMON STOCK WARRANTS-At December 31, 2000, outstanding warrants to purchase shares of common stock aggregated 6,767 shares at an exercise price of $2.00. Such warrants are subject to certain antidilution provisions. In addition, pursuant to the acquisition of Coral there are 9,682 warrants that were converted to purchase Lightbridge common stock at exercise prices ranging from $3.44 to $34.35 at December 31, 2000.

         RESERVED SHARES-At December 31, 2001, the Company had 3,579,604 shares of common stock reserved for issuance for the stock purchase plan and the exercise of stock options and warrants. Following the Merger, the Company's shareholders approved an amendment to the Company's 1996 Incentive and Non-Qualified Stock Option Plan to increase the number of shares of common stock that may be issued thereunder by 2,000,000 shares.

         STOCKHOLDER RIGHTS PLAN-In November 1997, the Board of Directors of Lightbridge declared a dividend of one right (each a "Right" and collectively the "Rights") for each outstanding share of common stock. The Rights will be issued to the holders of record of common stock outstanding on November 14, 1997, and with respect to common stock issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to shares of common stock issued after the Distribution Date. Each Right, when it becomes exercisable will entitle the registered holder to purchase from Lightbridge one one-hundredth (1/100th) of a share of Series A participating cumulative preferred stock, par value $0.01 per share, of Lightbridge at a price of $75.00. The Rights will be issued upon the earlier of the date which Lightbridge learns that a person or group acquired, or obtained the right to acquire, beneficial ownership of fifteen percent or more of the outstanding shares of common stock or such date designated by the Board following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of the Company's common stock that could result in the offeror becoming the beneficial owner of fifteen percent or more of the outstanding shares of the Company's common stock (the earlier of such dates being called the "Distribution Date").

11. INCOME TAXES

         The income tax provision for the years ended December 31 consisted of the following:

                                            2000              1999            1998
                                            ----              ----            ----
Current:
Federal........................              $8,431           $6,584          $2,105
State..........................               4,061            2,438             554
Deferred:
Federal........................              (2,563)          (2,570)              2
State..........................                  45             (386)           (148)
                                 ----------------------------------------------------
Income tax provision...........              $9,974           $6,066          $2,513
                                             ======           ======          ======

                          LIGHTBRIDGE AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSAND EXCEPT SHARE DATA)

         The tax effects of temporary differences that give rise to deferred tax assets and liabilities were as follows:

                                                          DECEMBER 31,
                                                       2000          1999
                                                       ----          ----
Current Items:
Assets:
Allowance for doubtful accounts.........                 $955        $1,330
Inventory...............................                  350           928
Accrued expenses........................                1,085         1,813
Tax credits.............................                1,990         2,011
Valuation allowance.....................               (1,472)       (5,239)
Liabilities:
Other accrued liabilities...............                 (481)           --
                                           --------------------------------
Net current deferred tax assets.........               $2,427        $  843
                                           ================================
Long-Term Items:
Assets:
Depreciation and amortization...........               $2,765        $2,915
Other Liabilities.......................                  579           485
Acquired loss carryforwards.............               12,899        14,789
Valuation allowance.....................              (11,232)      (13,648)
Liabilities:
Acquired intangible assets..............               (1,163)       (1,624)
Other...................................                   (8)          (16)
                                           --------------------------------
Net long-term deferred tax assets.......               $3,840        $2,901
                                           ================================

         The net change in the valuation allowance for the years ended December 31, 2000, 1999 and 1998 was an increase (decrease) of approximately ($6,183), ($2,564) and $3,392, respectively. At December 31, 2000, the
Company had $33,998 of federal and state (excluding California) net operating loss carryforwards which expire, if unused, in years 2009 through 2012. At December 31, 2000, the Company had $11,500 of California net operating loss carryforwards which expire, if unused, in 2002.

         During the year ended December 31, 2000, the Company reduced the valuation allowance by $6,183. This reduction related to acquired net operating loss carryforwards as it was determined to be more likely than not that the credits could be utilized due to improved profitability and a change in the tax law relating to the usage of acquired net operating loss carryforwards.

         The following is a reconciliation of income taxes at the federal statutory rate to the Company's effective tax rate:

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                      2000     1999     1998
                                                                                      ----     ----     ----
Statutory federal income tax rate..................................................      35%      35%   (34%)
Non-deductible goodwill, including goodwill written off as impaired................      --        1     29
State taxes, net of federal benefit................................................       6        6      3
Change in valuation allowance......................................................     (15)     (10)    31
Other, net.........................................................................      (1)      (8)    (6)
                                                                                     ----------------------
Effective tax rate.................................................................      25%      24%    23%
                                                                                     ======================

                          LIGHTBRIDGE AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (AMOUNTS IN THOUSAND EXCEPT SHARE DATA)

12. EMPLOYEE PROFIT SHARING PLAN

         The Company has 401(k) Employee Profit Sharing Plans (the "Plans"). All employees of the Company are eligible to participate, subject to employment eligibility requirements. The Company's 401(k) expense was approximately $903, $807 and $543 for the years ended December 31, 2000, 1999 and 1998, respectively.

13. EARNINGS PER SHARE

         Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.

         A reconciliation of the shares used to compute basic income (loss) per share to those used for diluted income (loss) per share is as follows for the years ended December 31:

                                                              2000            1999            1998
                                                             (000's)         (000's)         (000's)
                                                             -------         -------         -------
Shares for basic computation......................            27,362          26,816          26,444
Options and warrants (treasury stock method)......             2,015           2,124              --
                                                    -------------------------------------------------
Shares for diluted computation....................            29,377          28,940          26,444
                                                    =================================================

         Stock options and warrants convertible into common stock have been excluded from the diluted computation in 1998 as they are anti-dilutive. Had such shares been included, shares for diluted computation would have increased by approximately 2,915 for the year ended December 31, 1998.


14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                      Q1           Q2             Q3           Q4
                                                  ---------     ---------     ---------     ---------
2000
Revenues................................          $42,386       $45,247       $46,433       $52,578
Income from operations..................          $ 7,664       $ 8,694       $ 8,371       $10,311
Net income..............................          $ 5,631       $ 6,405       $ 6,322       $12,154
Basic earnings per share................          $  0.21       $  0.23       $  0.23       $  0.44
Diluted earnings per share..............          $  0.19       $  0.22       $  0.21       $  0.43

1999
Revenues................................          $34,621       $38,286       $40,903       $42,113
Income from operations..................          $ 2,325       $ 5,067       $ 7,718       $ 9,068
Net income..............................          $  (705)      $ 4,259       $ 5,194       $10,240
Basic earnings per share................          $ (0.03)      $  0.16       $  0.20       $  0.38
Diluted earnings per share..............          $ (0.03)      $  0.15       $  0.18       $  0.36